NOKIA                                                                      1 (8)


                                                                     EXHIBIT 4.3




TERMS AND CONDITIONS OF THE NOKIA PERFORMANCE SHARE PLAN 2006


     1. Purpose and Scope of the Plan

                  The purpose of this Plan is to retain Nokia employees on a long-term basis, to promote employee's long-term commitment, and to compensate them for performance measured on a long-term basis.

                  The Plan is tied directly to the performance of Nokia Group. For the purposes of this Plan, the performance is measured through growth and profitability. The compensation to the employees under the Plan becomes payable and the financial benefits of the Plan be materialized only provided that the pre-determined performance level, measured by Average Annual Net Sales Growth and EPS growth, is achieved by the end of the Performance Period.

                  Various different instruments may be used for the Settlement under the Plan, including also Nokia Shares. Settlement by using Nokia Shares is to promote ownership of Nokia Shares by Nokia employees, and to further align the interests of the employees with those of the shareholders.

                  The Plan may result to a grant of a maximum of 32,600,000 Nokia Shares. The Personnel Committee determines the grant guidelines under the Plan, as well as approves the grants, within its authorities. Grants may be used to recruit, retain and motivate selected personnel of Nokia Group.

2. Definitions

                  Average Annual Net Sales Growth: The Average Annual Net Sales Growth is an average of the annual net sales growth rates in the consolidated financial accounts for Nokia Group (IFRS) during the Performance Period. The Average Annual Net Sales Growth is one of the two pre-determined financial performance criteria under the Plan.

                  Board: Board of Directors of Nokia Corporation.

                  EPS: Earnings per share (basic, reported) in the consolidated financial accounts for Nokia Group (IFRS). The EPSs relevant for this Plan are that for the fiscal year of 2005 and of 2008. EPS growth is one of the two pre-determined financial performance criteria under the Plan.

                  Grant Amount: The number of Performance Shares granted to a Participant. One half of the Grant Amount is the Threshold Number tied to the EPS growth, and the other half is the Threshold Number tied to the Average Annual Net Sales Growth. Grant Amount equals the total of the two Threshold Numbers.

                  Nokia: Nokia Corporation.

NOKIA                                                                      2 (8)


                  Maximum Number: The number of Performance Shares subject to the Settlement, if the Maximum Performance is achieved. The Maximum Number will be determined separately for both of the performance criteria and it equals four times the Threshold Number of each performance criterion.

                  Maximum Performance: The maximum performance level defined for both performance criteria independently under paragraph 4.2.

                  Participant: Employees of Nokia Group who have received a grant of Performance Shares under the Plan.

                  Performance Shares: The Grant Amount consists of Performance Shares. Each Performance Share includes a right to receive one Share or a cash equivalent upon the Settlement, if the conditions under paragraph 4 are met, and no other restrictions under these Plan Rules are applicable. Performance Shares are Shares after the Settlement.

                  Personnel Committee: Personnel Committee of the Board of Directors of Nokia.

                  Performance Period: Three fiscal years starting on January 1, 2006 through December 31, 2008.

                  Plan: Performance Share Plan 2006 of Nokia Corporation.

                  Plan Rules: This document as approved by the Board of Directors.

                  Settlement: Payment of Shares, or the equivalent in cash, to the Participants. Nokia may, at its sole discretion, use for the Settlement one or more of the ways of funding described under paragraph 6, including cash settlement. Depending on the way of funding, the Settlement will consist of a transfer and delivery of a number of Shares to the Participant's book-entry, brokerage or other account, or a transfer and delivery of the cash equivalent to the Participant's cash account.

                  Settlement Date: A banking day in Helsinki, Finland, that is as soon as practicable after the end of the Performance Period, as determined by Nokia. The Settlement Date cannot be earlier than the first banking day immediately following the day of the announcement of Nokia's annual results for the fiscal year 2008.

                  Share/Shares: Nokia ordinary shares with a par value of EUR
                  0.06. What is said about Shares under these Plan Rules, is applicable 'mutatis mutandis' to their cash equivalent.

                  Threshold Number: The number of Performance Shares to be settled, if the Threshold Performance is achieved with respect to at least one of the performance criteria. The Threshold Number equals one half of the Grant

NOKIA                                                                      3 (8)


                  Amount. One Threshold Number is tied to the EPS growth, and another is tied to the Average Annual Net Sales Growth.

                  Threshold Performance: The minimum performance level resulting in Settlement. Threshold Performance is defined for both of the performance criteria independently.

3. Grant of Performance Shares

                  At grant, each Participant will receive a Grant Amount of Performance Shares.

                  As precondition for a valid grant, the Participant may be required to give Nokia such authorizations and consents, as Nokia deems necessary in order to administer the Plan.

4. Financial Performance Criteria

4.1 General Principles and Frames

                  Measurement of Nokia's performance during the Performance Period will be based on the consolidated financial accounts of Nokia Group (IFRS) as of December 31, 2008, compared to the consolidated financial accounts of Nokia Group (IFRS) for 2005.

                  If the Threshold Performance for neither of the two performance criteria is reached, no Settlement will take place.

                  To the extent the Threshold Performance level is achieved or exceeded as to at least one of the performance criteria, the number of Performance Shares to be settled will increase linearly from the Threshold Number up to the Maximum Number.

                  The total amount of Performance Shares to be settled, if applicable, may not exceed four times the Grant Amount.

4.2. Threshold Performance and Maximum Performance

                  The two independent performance criteria are as follows:

                  (a) Average Annual Net Sales Growth during the Performance
                  Period: 5% (threshold) and 20% (maximum); and
                  (b) EPS growth: EPS of EUR 0.96 (threshold) and EUR 1.41 (maximum) in 2008.

                  The performance will be measured independently for both of these two performance criteria, which means that the number of Performance Shares subject to the Settlement, if any, is determined independently with respect to

NOKIA                                                                      4 (8)


                  (a) the part of the Grant Amount tied to the Average Annual Net Sales Growth and (b) with respect to the part of the Grant Amount tied to the EPS growth.

                  The following table summarizes each performance criterion:






-------------------- ---------------------- ---------------------- ----------------- ------------------ --------------------
Financial Accounts    Performance Period    Performance Criterion     Threshold           Maximum       Potential range of
       2005                                                          Performance        Performance         Settlement
-------------------- ---------------------- ---------------------- ----------------- ------------------ --------------------
        EPS                                     EPS for 2008           EUR 0.96          EUR 1.41           Zero to 4 x
                                                                                                         Threshold Number
     EUR 0.83                                                                                             related to this
 (basic, reported)     January 1, 2006 -                                                                    performance
                       December 31, 2008      (basic, reported)                          (or more)           criterion
-------------------- ---------------------- ---------------------- ----------------- ------------------ --------------------
                                             Average Annual Net                                             Zero to 4 x
                                              Sales growth rate                                          Threshold Number
 Annual Net Sales      January 1, 2006 -         during the               5%                20%           related to this
  EUR 34 191 mio       December 31, 2008     Performance Period                          (or more)          performance
    (reported)                                   (reported)                                                  criterion
-------------------- ---------------------- ---------------------- ----------------- ------------------ --------------------


5. Measurement and Calculation of Grant Payout

                  The measurement of Nokia's performance for the purposes of the Plan shall be made after the end of the Performance Period. Based on this measurement, the number of Performance Shares to be settled as Shares or the equivalent amount of cash shall be calculated.

                  Nokia shall carry out the measurement and calculation in its sole discretion.

                  The calculation of the number of Shares to be settled shall not result in fractional Shares. The number of Shares shall be rounded to the nearest whole Share.

6. Settlement

                  Nokia will arrange the Settlement as soon as practicable after the end of the Performance Period.

                  Nokia may, in its sole discretion, use for the Settlement of the grants one or more of the following: newly issued Shares, Nokia's own existing Shares (treasury Shares), Shares purchased from the open market, or, in lieu of Shares, cash settlement.

NOKIA                                                                      5 (8)


                  On Settlement Date, subject to the fulfilment of the Plan Rules by the Participant, Nokia will arrange the Settlement, provided that the Participant has performed all the necessary actions to enable Nokia to instruct it.

                  The participants shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder to the Shares until and unless the Shares have been transferred to the Participant on or after the applicable Settlement Date.

7. Changes in employment

                  If the employment of the Participant with Nokia Group terminates prior to the end of the Performance Period by the reason of early retirement, retirement, permanent disability (as defined by Nokia at its sole discretion) or death, the Participant retains the right to the Settlement under the Plan.

                  If the employment of the Participant with Nokia Group terminates prior to the end of the Performance Period for any other reason than those mentioned above, the Participant shall not be entitled to any Settlement under the Plan.

                  In cases of voluntary and/or statutory leave of absence of the Participant, Nokia has the right to defer the end of the Performance Period and the Settlement Date.

8. Prohibited Transactions

                  The Participants are not entitled to enter into any derivative agreement or any other corresponding financial arrangement relating to the Performance Shares or Shares until the Shares have been settled and delivered on the Participant's account.

9. Terms of Employment

                  The grant or Settlement of Performance Shares does not constitute a term or a condition of the Participant's employment relationship with Nokia, nor does it form a part of the Participant's employment contract under applicable local laws. The Performance Shares, Shares or the cash equivalent settled under the Plan do not form a part of the Participant's salary or benefit of any kind.

10. Taxes and other Obligations

                  Pursuant to applicable laws, Nokia is or may be required to withhold taxes, social security charges or fulfil employment related and other obligations upon granting of Performance Shares or when settling them, or when the Shares are disposed of by the Participants. Nokia shall have the right to determine how such collection, withholding or other measures will be arranged or carried out, including but not limited to a Settlement of a net amount remaining after

NOKIA                                                                      6 (8)


                  fulfilment of such liability or potential sale of the Shares on behalf of the Participants for the fulfilment of such liability.

                  The Participants are personally responsible for any taxes and social security charges associated with the Performance Shares and Shares. This includes responsibility for any and all tax liabilities in multiple countries, if the participant has resided in more than one country during the Performance Period. The Participants are advised to consult their own financial and tax advisers (at their own expense) in connection with the grant of Performance Shares in order to verify their tax position.

                  The Participants are also responsible for any potential charges debited by financial institutions in connection with the Settlement of the Shares or any subsequent transactions related to the Shares.

11. Breach of the Plan Rules

                  The Participant shall comply with the Plan Rules, as well as any instructions given by Nokia regarding the Plan from time to time. If the Participant breaches the Plan Rules and/or any instructions given by Nokia regarding the Plan, Nokia may at its discretion, at any time prior to settlement, rescind the grant.

12. Validity of the Plan

                  The Plan shall become valid and effective upon the approval by the Board of Directors. The Board may at any time amend, modify or terminate the Plan and/or the Plan Rules. The Board may make such a resolution in its absolute discretion at any time, including but not limited to situations where required resolutions by Nokia's Annual General Meeting of Shareholders are not received.

                  Such a resolution by the Board may also, as in each case is determined by the Board, affect the Performance Shares that are then outstanding, but not settled.

13. Administration

                  The Plan shall be administered on behalf of Nokia in accordance with the guidelines approved by the Board or the Personnel Committee, as the case may be. Nokia has the authority to interpret, modify and amend these Plan Rules, approve such other rules and procedures, and take such other measures, as it shall deem necessary or appropriate for the administration of the Plan.

                  Nokia has the right to determine the practical manner of administration and Settlement of the Performance Shares, including but not limited to the acquisition, issuance, sale, and transfer of the Shares to the Participant. Furthermore, Nokia has the right to require from the Participant the submission

NOKIA                                                                      7 (8)


                  of such information or contribution that is necessary for the administration and Settlement of the grants.

14. Governing Law and Settlement of Disputes

                  The Plan is governed by Finnish law. Disputes arising out of the Plan shall be settled by arbitration in Helsinki, Finland in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce.

15. Other Provisions

                  Any notices to the Participants relating to this Plan shall be made electronically, in writing, or any other appropriate manner as determined by Nokia.

                  The grant by Nokia to some Participants may be limited and/or subject to additional, specific terms and conditions due to laws and other regulations applicable outside Finland.

                  Nokia has the right to transfer globally within Nokia Group and/or to an agent of Nokia Group any of the personal data required for the administration of the Plan and the Settlement of the grants. The data may be administered and processed either by Nokia or an agent authorized by Nokia in the future. The Participant is entitled to request access to data referring to the Participant's person, held by Nokia or its agent and to request amendment or deletion of such data in accordance with applicable laws, statutes or regulations. In order to exercise these rights, the Participant must contact Nokia Group Legal department in Espoo, Finland.

               SUPPLEMENT TO THE GRANT OF PERFORMANCE SHARES UNDER THE NOKIA PERFORMANCE SHARE PLAN 2006 IN USA AND/OR CANADA


               Amendments to the Nokia Performance Share Plan 2006

              For purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Nokia Performance Share Plan 2006 ("Plan") is amended, effective as of January 26, 2006, by adding the following "Code Section 409A Schedule" to the Plan.

                           "Code Section 409A Schedule

              Notwithstanding anything in the Plan Rules to the contrary, effective as of January 26, 2006, the Plan Rules are amended as set forth in this Code Section 409A Schedule in order to avoid adverse or unintended tax consequences to Participants under Section 409A of the Code, and the applicable rules and regulations thereunder. The provisions of this Code Section 409A Schedule shall apply to granted Units that are, or could potentially be, subject to Section 409A of the Code, and shall supersede the other Plan Rules to the extent necessary to eliminate inconsistencies between this Code Section 409A Schedule and such other Plan Rules.

              1. The Settlement Date shall be the first banking day immediately following the day of the announcement of Nokia's annual results for the fiscal year 2008, or as soon as practicable thereafter.

              2. In cases of voluntary and/or statutory leave of absence of the Participant, the length of which exceeds the threshold determined in the applicable HR policy at the time of grant for the relevant type of leave, the Settlement Date shall be six months after the first banking day immediately following the day of the announcement of Nokia's annual results for the fiscal year 2008, or as soon as practicable thereafter.

              3. If any Plan Rule or grant document contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any granted Units to be subject to taxes, interest or penalties under Section 409A of the Code, Nokia may, in its sole discretion, modify the Plan Rules or grant documents to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest or penalties under Section 409A of the Code, and (iii) maintain, to the maximum extent practicable, the original intent of the applicable Plan Rule or provision without contravening the provisions of Section 409A of the Code."

                                    * * * * *

              Except as set forth herein, the Nokia Performance Share Plan 2006 remains in full force and effect.